DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
JUNE 30, 1999 AND DECEMBER 31, 1998

                                          June 30,       December 31,
                                            1999             1998
ASSETS

CASH AND CASH EQUIVALENTS                $  516,243       $  458,025
PROPERTY, Net                             2,694,656        2,914,449

INVESTMENT IN REAL ESTATE
  JOINT VENTURE                             255,115          262,590

OTHER ASSETS                                 33,513           33,442

TOTAL                                    $3,499,527       $3,668,506

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  634,963       $  605,333


PARTNERS' EQUITY (DEFICIT):
     General Partners                       (79,136)         (77,150)
     Limited Partners                     2,943,700        3,140,323

  Total partners' equity                  2,864,564        3,063,173

TOTAL                                    $3,499,527       $3,668,506

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1999 AND 1998

                                         June 30,         June 30,
                                           1999             1998
REVENUES:
Rental income                            $  479,153       $  454,693
Gain on sale of land                              0           46,974
Interest                                      1,396            2,333
     Total revenues                         480,549          503,890

EXPENSES:

Operating                                   280,457          264,009
General and administrative                   45,962           48,569
     Total expenses                         326,419          312,578

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             154,130          191,312

EQUITY IN INCOME OF REAL ESTATE
   JOINT VENTURE                             29,576           27,035

NET INCOME                               $  183,706       $  218,347


AGGREGATE NET INCOME ALLOCATED TO:
    Limited Partners                     $  181,869       $  216,164
    General Partners                          1,837            2,183

TOTAL                                    $  183,706       $  218,347

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     7.58       $     9.01


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998


                                           June 30,        June 30,
                                             1999            1998

REVENUES:
Rental Income                            $  966,288       $  902,002
Gain on sale of land                              0           46,974
Interest                                      2,952            4,059

Total Revenues                              969,240          953,035

EXPENSES:
Operating Expenses                          564,702          518,463
General and Administrative                  112,918          118,731
Total Expenses                              677,620          637,194

INCOME BEFORE EQUITY IN INCOME OF
  REAL ESTATE JOINT VENTURE                 291,620          315,841

EQUITY IN INCOME OF REAL
  ESTATE FOINT VENTURE                       55,225           51,824

NET INCOME                               $  346,845       $  367,665

AGGREGATE NET INCOME ALLOCATED TO:
  Limited Partners                       $  343,377       $  363,988
  General Partners                            3,468            3,677

TOTAL                                    $  346,845       $  367,665

NET INCOME PER LIMITED PARTNERSHIP UNIT      $14.31           $15.17

LIMITED PARTNERSHIP UNITS USED
  IN PER UNIT CALCULATION                    24,000           24,000



See accompanying notes to financial statements (unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL



BALANCE AT JANUARY 1, 1998            ($72,584)     $3,592,270   $3,519,686

NET INCOME                               3,677         363,988      367,665
DISTRIBUTIONS                           (5,454)       (540,000)    (545,454)

BALANCE AT JUNE 30, 1998              ($74,361)     $3,416,258   $3,341,897

BALANCE AT JANUARY 1, 1999            ($77,150)     $3,140,323   $3,063,173

NET INCOME                               3,468         343,377      346,845
DISTRIBUTIONS                           (5,454)       (540,000)    (545,454)

BALANCE AT JUNE 30, 1999              ($79,136)     $2,943,700   $2,864,564


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                      June 30,          June 30,
                                        1999              1998

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 346,845       $ 367,665

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        234,567         234,566
     Gain on sale of land                                (46,974)
     Equity in earnings of
      real estate joint venture          (55,225)        (51,824)
     Distributions from real
      estate joint venture                62,700          73,800
     Changes in assets and
      	liabilities:

     Increase in other assets                (71)              0
     Increase in liabilities              29,630             101

Net cash provided by
  operating activities                   618,446         577,334

CASH FLOWS FROM INVESTING ACTIVITIES -

     Proceeds from Sale of land                           65,000
     Additions to property               (14,774)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (545,454)       (545,454)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                       58,218          96,880

CASH AND CASH EQUIVALENTS:

     At beginning of period              458,025         399,704
     At end of period                  $ 516,243        $496,584


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 1999, and for the periods ended June 30, 1999, and 1998 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and Huntington Beach, California. The total cost of property and accumulated depreciation at June 30, 1999, is as follows:

        Land                                 $  2,287,427
        Buildings and improvements              7,100,557
        Equipment                                  22,831
        Total                                   9,410,815
        Less: Accumulated Depreciation        ( 6,716,159)
        Property - Net                       $  2,694,656


3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of the venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the six months ended June 30, 1999, and 1998 is as follows:

                                   1999                   1998
     Revenue                     $381,321               $345,427
     Operating Expenses           197,236                172,681
     Net Income                  $184,085               $172,746


The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.